                                                                EXHIBIT 12.01

                             NEVADA POWER COMPANY
                Computation of Ratios of Earnings to Fixed Charges
                                (In Thousands)

                                                                   Year Ended December 31,
                                                ----------------------------------------------------------
                                                  1996        1995          1994        1993        1992
                                                --------     --------     ---------    -------    --------
EARNINGS:
     Net Income                                   78,868       76,971        81,870      73,546      56,780
     Taxes on Income                              44,970       37,790        44,716      39,665      29,223
     Net Income Before Income Taxes              123,838      114,761       126,586     113,213      86,003
     Fixed Charges                                64,509       62,273        60,042      59,437      60,762
                                                --------     --------      --------    --------    --------
            Total                                188,347      177,034       186,828     172,650     146,765
                                                --------     --------      --------    --------    --------
                                                --------     --------      --------    --------    --------
FIXED CHARGES:
     Interest Charges                             63,548       61,466        58,839      58,699      59,801
     One-third Annual Rentals                        961          807         1,203         738         961
                                                --------     --------      --------    --------    --------
            Total                                 64,509       62,273        60,042      59,437      60,762
                                                --------     --------      --------    --------    --------
                                                --------     --------      --------    --------    --------
12 MONTHS RATIO OF EARNINGS TO FIXED CHARGES        2.92         2.84          3.11        2.90        2.42